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                                                                    EXHIBIT 99.1
COR Therapeutics, Inc. Announces the Closing of
$250 Million Private Placement of Convertible Subordinated Notes

SOUTH SAN FRANCISCO, Calif.--February 24, 2000-- COR Therapeutics, Inc. (Nasdaq: CORR - news) announced today that it has closed its previously announced private placement of $250 million of Convertible Subordinated Notes to qualified institutional investors. The initial purchasers have exercised their option to purchase an additional $50 million of Notes to cover over-allotments in connection with the private placement. The Company expects the closing of these additional Notes to take place on February 29, 2000.

The Notes will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, and applicable state securities laws or available exemptions from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

COR Therapeutics, Inc. is dedicated to the discovery, development and commercialization of novel pharmaceutical products for the treatment and prevention of severe cardiovascular diseases. COR has complementary research and development programs that seek to address critical needs in severe cardiovascular care, including unstable angina, acute myocardial infarction, deep vein thrombosis and restenosis. For additional information about COR Therapeutics, please visit the Company's Web site at http://www.corr.com.

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results of the Company's activities may differ significantly from the potential results discussed in such forward-looking statements. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. A full discussion of COR Therapeutics' operations and financial condition, and specific factors that could cause the Company's actual performance to differ from current expectations, can be found in the Company's SEC reports, including, but not limited to, the Company's Report on Form 10-Q for the quarter ended September 30, 1999, and Report on Form 10-K for the year ended December 31, 1998.


Contact:
           COR Therapeutics, Inc.      or Burns McClellan, Inc.
           Jacquelyn A. Jeffries       Lisa Burns (Investors)
           (650) 244-6893              Jonathan M. Nugent
                                       (212) 213-0006


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